Exhibit 5.1
[WINSTEAD PC LETTERHEAD]
May 19, 2010
Texas Capital Bancshares, Inc.
2000 McKinney Avenue, Suite 700
Dallas, Texas 75201
     Re:       Registration Statement on Form S-8
Dear Ladies and Gentlemen:
     We have acted as legal counsel to Texas Capital Bancshares, Inc. (the “Company”) in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of 700,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), for issuance under the Company’s 2010 Long-Term Incentive Plan (the “2010 Plan”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) a specimen certificate representing the Common Stock, (iii) the Certificate of Incorporation, as amended, of the Company, as currently in effect, (iv) the Amended and Restated Bylaws, as amended, of the Company, as currently in effect, and (v) certain resolutions adopted by the Board of Directors, or a committee thereof, of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.
     In our examination, we have assumed and have not verified (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures (other than persons signing on behalf of the Company), (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity with the originals of all documents supplied to us as copies, (v) the accuracy and completeness of all corporate records and documents made available to us by the Company, and (vi) that the foregoing documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinion stated herein. We have relied as to factual matters upon certificates from officers of the Company and certificates and other documents from public officials and government agencies and departments and we have assumed the accuracy and authenticity of such certificates and documents. We have further assumed that the Shares will be issued and delivered in accordance with the terms of the 2010 Plan.
     The following opinion is limited in all respects to matters of the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and U.S. federal law, and we express no opinion as to the laws of any other jurisdiction.
     Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, as of the date hereof, we are of the opinion that the Shares have been duly authorized and, when issued (and the consideration therefor received) pursuant to and in accordance with the 2010 Plan, will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, WINSTEAD PC